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                                                                    EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact: Stephen Tisdell
         Chief Financial Officer
         (615) 297-4255 X265
         stisdell@parking.com


                CENTRAL PARKING REPORTS RECORD QUARTERLY RESULTS

                              --------------------

                            OPERATING EARNINGS UP 76%

NASHVILLE, Tenn. (Feb. 11, 1999) - Central Parking Corporation (NYSE:CPC) today announced new quarterly highs for revenues and earnings for the first three months of the Company's 1999 fiscal year.

         Total revenues for the three months ended December 31, 1998, totaled $114.8 million, up 63% compared with $70.3 million in the year-earlier period. Operating earnings for the quarter increased 76% to $15.5 million versus $8.8 million a year ago. Net earnings for the first quarter increased 57% to $8.9 million compared with $5.6 million in the year-earlier period, and earnings amounted to $0.30 per diluted share 1998 versus $0.21 per diluted share in 1997.

         The increased number of shares outstanding for the first quarter ended December 31, 1998 is due to the public offering of 2.1 million common shares by the Company in March 1998 and the issuance of 1,006,000 shares in conjunction with four acquisitions completed during fiscal 1998.

         "The record results in revenues and earnings per share for the first quarter mark a strong start for us in fiscal 1999," remarked Monroe Carell, Jr., Chairman and Chief Executive Officer. "Our growth from a year ago reflects sound internal gains as well as the positive contribution from acquisitions of other parking operations. At the end of the first quarter, we were operating parking facilities representing approximately 1.0 million spaces worldwide, up from 757,000 spaces a year ago. An important component of our growth strategy continues to be increasing our market share by adding additional facilities to manage and operate. We expect the Company's performance for fiscal 1999 as a whole will show another solid gain as a result of our active marketing programs."





         "The acquisition of Kinney Systems in February 1998 provided an especially important benefit to our year-to-year comparisons in the first quarter. We were also aided by the addition



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CPC Reports Record Quarterly Results
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Feb. 11, 1999
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of the other parking businesses we acquired during fiscal 1998 including Turner
Parking in Dallas and Sterling Parking in Atlanta."

         Carell noted that a special meeting of shareholders is scheduled for next Wednesday, February 17 to consider approval of the pending merger transaction with Allright Holdings, Inc. "Our intent remains to complete this transaction as expeditiously as possible. We are optimistic that this merger will be approved by the shareholders of each company, leaving closing subject to certain final conditions, including a satisfactory completion of the previously announced review that the Department of Justice is conducting about this business combination."

         Additionally, we look forward to our regular shareholders meeting scheduled for March 5, 1999.

         Carell indicated that subsequent to the close of the first quarter, the Company completed the sale of a parking facility in Philadelphia that is expected to result in a net capital gain of approximately $1.4 million after taxes, or $0.05 per share. The capital gain will be included in financial results for the second fiscal quarter of 1999. The sale was the result of the buyer exercising an option to acquire the property which was granted to him in conjunction with the Company's purchase of the facility in January 1998.

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 2,427 parking facilities containing more than 1,022,000 spaces at locations in 35 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Spain, Germany, Malaysia, Chile and Mexico. Central Parking Corporation has a business development office in Amsterdam.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.





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CPC Reports Record Quarterly Results
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Feb. 11, 1999
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                           CENTRAL PARKING CORPORATION
                              FINANCIAL HIGHLIGHTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                         FIRST QUARTER ENDED
                                                    ------------------------------
                                                    DECEMBER 31,      DECEMBER 31,
                                                        1998              1997
                                                    ------------      ------------
Total revenues                                       $ 114,792          $ 70,269
Operating earnings                                      15,488             8,804
Other income, net                                        1,088             1,209
Interest income (expense), net                            (406)             (914)
Dividend on convertible preferred securities            (1,396)               --
                                                     ---------          --------
Earnings before income taxes                            14,774             9,099
Income taxes                                             5,910             3,457
                                                     ---------          --------
Net earnings                                         $   8,864          $  5,642
                                                     =========          ========
Net earnings per share:

    Basic                                            $    0.30          $   0.22
                                                     =========          ========
    Diluted                                          $    0.30          $   0.21
                                                     =========          ========
Weighted average common shares:
    Basic                                               29,310            26,042
    Diluted                                             29,717            26,482






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